EXHIBIT 23.3

Consent of Cooper Roberts Research, Inc.

We hereby consent to the use of our firm’s name, Cooper Roberts Research and/or Cooper Roberts, and to the inclusion of quotations or summaries of or references to information, research or modeling contained in or derived from the market and industry analyses or reports prepared for and supplied to At Home Group Inc. (the “Company”) by Cooper Roberts Research, Inc. in any Registration Statement on Form S-8 or Form S-3 filed or to be filed with the U.S. Securities and Exchange Commission by the Company, and any amendments or supplements thereto,  including any prospectus or prospectus supplement related thereto or any document incorporated by reference therein (each,  a “Registration Statement”). Cooper Roberts Research, Inc. also hereby consents to (i) being named as an expert (and being included in the caption “Experts”) in the Registration Statement or amendment thereto, or any prospectus or prospectus supplement related thereto or any document incorporated by reference therein and (ii) the filing of this consent as an exhibit to the Company's Annual Report on Form 10-K filed on May 19, 2020.

COOPER ROBERTS RESEARCH, INC.

By:	/s/ Kenneth R. Roberts
Name: Kenneth R. Roberts
Title: President

Date: May 19, 2020